Exhibit 3.1

Exhibit 3.1 ARTICLES OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SHIFTPIXY, INC. ShiftPixy, Inc. (the "Corporation") hereby presents these Articles of Amendment to its Articles of Incorporation pursuant to W.S. §17-16-1003 and §17-16-1006, and as its Articles of Amendment the said ShiftPixy, Inc. sets forth the following: I. The name of the Corporation is: ShiftPixy, Inc. 2. The following Article X is added as follows: Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of' action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article. 3. The amendment does not provide for an exchange, reclassification, or cancellation of issued shares. 4. The date of the amendment's adoption is: March 31, 2021. 5. The amendment was duly approved by the shareholders in the manner required by the Wyoming Business Corporation Act, Wyoming Statutes §17-16-101 et. seq., and by the Corporation's articles of incorporation. 6. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment. and the number of' votes of each voting group indisputably represented at the meeting, and the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment is as follows: [IMAGE] 1

 Designation Number of outstanding shares Number of votes entitled to be cast Number of votes represented Total number of votes cast for the amendment Total number of votes cast against the amendment Total number of votes abstaining COMMON 20,902,146 20,902,146 16,190,975 13,778,975 44,787 9,661 Date: 5-7- 2 l Signed: Robert S. Gans Corporate Secretary 2